Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement ("Agreement") is made as of April ____, 2010 (the "Effective Date"), by Fronteer Development (USA) Inc. a Delaware corporation ("Buyer") and Gryphon Gold Corporation, a Nevada corporation ("Seller").

RECITALS

A. Seller owns 100% of the membership interests (the "Interests") of Nevada Eagle Resources LLC, a Nevada limited liability company (the "Company");

B. Seller acquired the Interests pursuant to a Membership Interest Purchase Agreement by and among Seller, the Company, and Gerald W. Baughman and Fabiola Baughman (the "Baughmans") dated July 4, 2007 (the "Baughman Agreement");

C. Seller issued the Baughmans, under the terms of the Baughman Agreement, a 5% Convertible Note dated August 21, 2007 (Certificate No. CN2007-001) and amended pursuant to an Option Agreement dated August 5, 2008 and an Option Consideration Agreement dated February 5, 2010, with a principal balance on the Effective Date of Two Million Five Hundred Thousand Dollars (US$2,500,000), due March 30, 2012 (the "Baughman Note");

D. Seller desires to sell, and Buyer desires to purchase, the Interests, and the Seller and Buyer entered into an Letter of Intent dated March 12, 2010 related to the purchase and sale of the Interests (the "LOI"); and E. Seller agrees to sell, and Buyer agrees to purchase, the Interests for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Applicable Contract"--any Contract material to the Company and its business (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound, including without limitation, each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and any other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property.

"Balance Sheet"--as defined in Section 3.4.

"Baughman Note Extinguishment and Release"--the written release and extinguishment and estoppel, for the benefit of the Seller and the Company, in a form reasonably satisfactory to the Seller and Buyer, pursuant to which the Baughmans have released Seller of any and all obligations under the Baughman Note, including, but not limited to, any guaranty, security interest, obligation to issue securities, conversion or other undertaking under or related to the Baughman Note, in the form of Exhibit 2.4(b)(ii).

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any material inaccuracy in or material breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any material claim (by any Person) or other occurrence or circumstance that is or was materially inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any material inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer"--as defined in the first paragraph of this Agreement.

"Closing"--as defined in Section 2.3.

"Closing Date"--the date and time as of which the Closing actually takes place.

"Company"--as defined in the Recitals of this Agreement.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

(a) the sale of the Interests by Seller to Buyer;

(b) the execution, delivery, and performance of the Seller's Release,;

(c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d) Buyer's acquisition and ownership of the Interests and exercise of control over the Company.

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Copper Basin Project"--the property referred to as the Copper Basin Project in Idaho, as more specifically identified on Schedule 3.6.

"Damages"--as defined in Section 10.2.

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership not disclosed to Buyer in this Agreement.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ' 9601 et seq., as amended ("CERCLA").

"Environmental Law"--any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"Facilities"--any real property, leaseholds, mining claims, or other interests currently owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Company..

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

(a) nation, state, county, city, town, governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(b) multi-national organization or body; or

(c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may materially affect the value of the Facilities or the Company.

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Interests"--as defined in the Recitals of this Agreement.

"Interim Balance Sheet"--as defined in Section 3.4.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"knowledge" of Seller and the Company means the actual knowledge or awareness of John Key and Bill Wilson.

"Material Adverse Change"--any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of the Company which has a Material Adverse Effect on the Company;

"Material Adverse Effect"--any effect that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, prospects, capitalization or financial condition of the Company; but “Material Adverse Effect” shall not include an effect resulting from (i) an action taken by the Company to which the Buyer consented in writing; (ii) conditions affecting the mineral exploration industry generally in the jurisdictions in which the Company holds its assets, taken as a whole including, without limitation, changes in commodity prices or Taxes; or (iii) general economic, financial, currency exchange, securities or commodity market conditions;

"NER Operating Agreement"--the limited liability company operating agreement for the Company.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Related Person" -- With respect to a specified Person:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

"Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Seller"--as defined in the first paragraph of this Agreement.

"Seller's Release"--as defined in Section 2.4.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.	SALE AND TRANSFER OF INTERESTS; CLOSING

2.1. INTERESTS

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Interests to Buyer, and Buyer will purchase the Interests from Seller. Buyer’s purchase of the Interests shall include all of the assets of the Company, including but not limited to all data and databases pertaining to the mining claims, leases and other mineral assets of the Company and those assets listed in Schedule 3.6 attached hereto.

2.2. PURCHASE PRICE

The purchase price (the "Purchase Price") for the Interests shall be a total of Four Million Seven Hundred Fifty Thousand Dollars (US$4,750,000). The Purchase Price will be paid at Closing and shall consist of (a) Two Million Two Hundred Fifty Thousand Dollars (US$2,250,000) in a cash payment and (b) Two Million Five Hundred Fifty Thousand Dollars (US$2,500,000) by the assumption and release of Seller’s obligations under the Baughman Note and the delivery of the Baughman Note Extinguishment and Release.

2.3. CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place by 5:00 p.m. (local time at the offices of Buyer’s counsel) on the Effective Date, or at such later time and place as the parties may agree.

2.4. CLOSING OBLIGATIONS

At the Closing:

(a) Seller will deliver to Buyer:

(i) an assignment of the Interests in form and substance satisfactory to Buyer; and

(ii) A release in the form of Exhibit 2.4(a)(ii) executed by Seller (the "Seller's Release").

(b) Buyer will deliver to Seller:

(i) by bank cashier's or certified check payable to the order of Seller or by wire transfer to accounts specified by Seller the amount of Two Million Two Hundred Fifty Thousand Dollars (US$2,250,000); and

(ii) the Baughman Note Extinguishment and Release (in the form of Exhibit 2.4(b)(ii)) .

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1. ORGANIZATION AND GOOD STANDING

(a) The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Seller has delivered to Buyer copies of the articles of organization and the NER Operating Agreement, as currently in effect.

3.2. AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Seller's Release and the assignment referenced to in Section 2.4(a)(i) (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the articles of organization of the Company, the NER Operating Agreement or the articles of incorporation or bylaws of Seller or (B) any resolution adopted by the Company or the board of directors or stockholders of the Seller;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Seller, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv) cause the Company to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Schedule 3.2, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3. CAPITALIZATION

Seller is and will be on the Closing Date the record and beneficial owner and holder of the Interests, free and clear of all Encumbrances. The Interests are not evidenced or represented by certificates. The Interests have been duly authorized and validly issued and are fully paid and nonassessable. Except for this Agreement, there are no Contracts relating to the issuance, sale, or transfer of any membership interests or other securities of the Company. The Interests were not issued in violation of the Securities Act or any other Legal Requirement. The Company owns no shares, interests or securities in any other Person except for the shares and warrants described on Schedule 3.3 attached hereto, which shares, interests or securities will be transferred by the Company to the Seller prior to the Closing Date.

3.4. FINANCIAL STATEMENTS

Seller has delivered to Buyer an unaudited balance sheet of the Company as at December 31, 2009 and the related unaudited statement of income for the period April 1, 2009 through December 31, 2009 (the "Balance Sheet"), and shall, three (3) days prior to the Closing Date, deliver an updated balance sheet through the date of such delivery (the “Interim Balance Sheet”). Such financial statements fairly present or shall present the financial condition and the results of operations, changes in members' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with normal accounting principles as historically prepare by the Company.

3.5. BOOKS AND RECORDS

The books of account, minute books, membership interest record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and limited liability company action taken by, the members, managers or managing member(s) of the Company, and no meeting of any such members, managers or managing member(s) has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6. TITLE TO PROPERTIES; ENCUMBRANCES

Schedule 3.6 attached hereto contains a complete and accurate list of all real property, leaseholds, surface rights, mineral rights, mineral claims, mining leases, easements, rights-of-way, or other interests therein owned by the Company. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet. All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances. Notwithstanding the foregoing, the parties acknowledge that prior to the Closing Date the Company shall transfer to Seller the Copper Basin Project and such transfer shall be made without representation or warranty or other continuing liability of any nature on the part of the Company. In addition, Seller shall receive all cash in the Company bank accounts as of Closing, net of payment of all liabilities (including a pro rata portion of accrued liabilities not yet due or owing, such as Taxes and filing fees) through the Closing Date.

3.7. ACCOUNTS RECEIVABLE

Except as set forth in Schedule 3.7, the Company has no accounts receivable.

3.8. NO UNDISCLOSED LIABILITIES

Except as set forth in Schedule 3.8, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Immediately prior to the Closing hereunder the Company shall pay all outstanding accounts payable and other liabilities through the Closing Date, including, without limitation, any inter-company loans or other payables.

3.9. TAXES

(a) The Company filed or caused to be filed (on a timely basis since its inception) all Tax Returns that are or were required to be filed by or with respect to Company, either separately or as a member of a group of companies, pursuant to applicable Legal Requirements. Seller has delivered or made available to Buyer copies of all such Tax Returns filed since the Company’s inception. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company.

(b) There have been no audits of any such Tax Returns.

(c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

3.10. NO MATERIAL ADVERSE CHANGE

Since the date of the Interim Balance Sheet, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.11. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Schedule 3.11(a):

(i) the Company is, and at all times since July 4, 2007, and to the knowledge of Seller and the Company since December 30, 2003, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) the Company has not received, at any time since July 4, 2007, and to the knowledge of Seller and the Company since December 30, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.11(b) contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each such Governmental Authorization is valid and in full force and effect.

(i) The Company is, and at all times since July 4, 2007, and to the knowledge of Seller and the Company since December 30, 2003, has been, in full compliance with all of the terms and requirements of each such Governmental Authorization;

(ii) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization;

(iii) The Company has not received, at any time since July 4, 2007, and to the knowledge of Seller and the Company since December 30, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) All applications required to have been filed for the renewal of all such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c) Seller has, and has caused the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions..

3.12. LEGAL PROCEEDINGS; ORDERS

(a) There is no pending Proceeding:

(i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b) To the knowledge of Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c) There is no Order:

(i) to which any of the Company, or any of the assets owned or used by the Company, is subject;

(ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by the Company; and

(iii) to the knowledge of Seller and the Company, no member, manager, managing member, agent, or employee of the Company is subject to any Order that prohibits such member, manager, managing member, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

3.13. ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the date of the Interim Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any of the following:

(a) change in the Company's membership interest ownership; grant of any membership interest option or right to purchase the Company’s membership interests; issuance of any security convertible into membership interests; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any membership; or declaration or payment of any distribution or payment in respect of membership interests;

(b) amendment to the articles of organization and the operating agreement of the Company;

(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any member, manager, managing member, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any member, manager, managing member, officer, or employee;

(d) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(e) entry into, termination of, or receipt of notice of termination of any Contract;

(f) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(g) cancellation or waiver of any claims or rights;

(h) material change in the accounting methods used by the Company; or

(i) agreement, whether oral or written, by the Company to do any of the foregoing.

3.14. CONTRACTS; NO DEFAULTS

(a) Schedule 3.14 contains a complete and accurate list and Seller has delivered to Buyer true and complete copies of each Applicable Contract.

(b) Seller (and no Related Person of Seller) does not or shall not acquire any rights under, and Seller does not or shall not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company.

(c) Each Applicable Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(d) The Company is, and at all times since July 4, 2007, and to the knowledge of Seller and the Company since December 30, 2003, has been, in full compliance with all applicable terms and requirements of each Applicable Contract.

(e) No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

(f) The Company has not given to or received from any other Person, at any time since July 4, 2007, and to the knowledge of Seller and the Company since December 30, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract, which could reasonably be expected to have a Material Adverse Effect.

(g) Except as otherwise disclosed in Schedule 3.14, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or material terms under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation, which could reasonably be expected to have a Material Adverse Effect.

3.15. INSURANCE

(a) Seller has delivered to Buyer true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any member, manager or managing member of the Company, is or has been covered at any time since July 4, 2007.

(b) All policies to which the Company is a party or that provide coverage to Seller, the Company, or any member, manager or managing member of the Company are valid, outstanding, and enforceable.

(c) Neither Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(d) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or member, manager or managing member thereof.

(e) The Company has given notice to the insurer of all claims that may be insured thereby.

3.16. ENVIRONMENTAL MATTERS

(a) The Company is, and at all times has been, in full compliance with, and to the knowledge of the Seller and the Company, has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the knowledge of Seller and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest.

(c) Neither Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct the Company is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) Neither Seller nor the Company, or to the knowledge of the Seller and the Company any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) To the knowledge of the Seller and the Company, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. To the knowledge of the Seller and the Company, neither Seller, the Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f) To the knowledge of the Seller and the Company, there has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller, the Company, or any other Person.

(g) Seller have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.17. CERTAIN PAYMENTS

Since July 4, 2007, and to the knowledge of Seller and the Company since December 30, 2003, neither the Company nor any member, manager, or managing member, officer, agent, or employee of the Company, or to Seller's knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.18. DISCLOSURE

(a) No representation or warranty of Seller in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to Seller that has specific application to Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

3.19. BROKERS OR FINDERS

Seller and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

3.20. COMPANY EMPLOYEES AND BENEFIT PLANS

The Company does not have any employees or any employee pension plans, retirement plans or any other employee benefit plans (including, without limitation, any multi-employer contracts or multi-employer pension or other benefit plans).

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1. ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2. AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer's articles of incorporation or bylaws;

(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3. INVESTMENT INTENT

Buyer is acquiring the Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4. CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been Threatened.

4.5. BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.1. ACCURACY OF REPRESENTATIONS

All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

5.2. SELLER'S PERFORMANCE

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to the LOI at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 2.4 must have been delivered.

5.3. CONSENTS

Each of the Consents identified in Schedule 3.2, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

5.4. ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Buyer:

(a) an opinion of Seller’s counsel, dated the Closing Date, in the form of Exhibit 5.4(a); and

(b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 5, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

5.5. NO PROCEEDINGS

There must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

5.6. NO CLAIM REGARDING INTEREST OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any membership interests of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Interests.

5.7. NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

5.8. DUE DILIGENCE

Buyer shall be satisfied, in its sole and absolute discretion, with the results of its investigation of the Company and the Company’s operations and assets.

5.9. BAUGHMAN NOTE EXTINGUISHMENT AND RELEASE

Buyer shall have reached an agreement with the Baughmans to assume, extinguish or pay the Baughman Note and the Baughmans shall have delivered the Baughman Note Extinguishment and Release to the Seller.

6.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

6.1. ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

6.2. BUYER'S PERFORMANCE

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to the LOI at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) .

6.3. BAUGHMAN NOTE EXTINGUISHMENT AND RELEASE

Buyer shall have reached an agreement with the Baughmans to assume, extinguish or pay the Baughman Note and the Baughmans shall have delivered the Baughman Note Extinguishment and Release to the Seller.

6.4. CONSENTS

Each of the Consents identified in Schedule 3.2 must have been obtained and must be in full force and effect.

6.5. NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Interests by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.	INDEMNIFICATION; REMEDIES

7.1. SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

7.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, members, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees, and, with respect to representations and warranties contained in Section 3.16, costs of cleanup, containment, or other remediation) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller in this Agreement or any other certificate or document delivered by Seller pursuant to this Agreement;

(b) any Breach of any representation or warranty made by Seller in this Agreement;

 (c) any Breach by Seller of any covenant or obligation of Seller in this Agreement; or

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought in connection with a breach of Section 3.16. The procedure described in Section 7.4 will apply to any claim solely for monetary damages relating to a matter covered by Section 3.16.

The remedies provided in this Section 7.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons. Notwithstanding the foregoing, Buyer shall be entitled to indemnification under this Agreement only if the aggregate amount of Damages suffered by Buyer exceeds US$200,000 (the “Basket”); provided however, that the Seller’s obligation to indemnify any Indemnified Persons under this Agreement shall not exceed US$4,750,000 (the “Cap”); provided further, that to the extent that the Company would be entitled to indemnification from any third party under an Applicable Contract, Buyer shall be entitled to indemnification hereunder only after Buyer and the Company shall have made commercially reasonable efforts to preserve and enforce its rights to such indemnification from such third party (the “Company Indemnity”).

7.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Seller, and will pay to Seller and its Indemnified Persons, the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions. Notwithstanding the foregoing, Seller shall be entitled to indemnification hereunder only if the aggregate amount of Damages suffered by Seller exceeds the Basket; provided however, that the Buyer’s obligation to indemnify any Indemnified Persons under this Agreement shall not exceed the Cap; provided further, that to the extent that the Seller would be entitled to indemnification from any third party under an Applicable Contract, Seller shall be entitled to indemnification hereunder only after Seller shall have made commercially reasonable efforts to preserve and enforce its rights to such indemnification from such third party (the “Seller Thirty Party Indemnity”).

7.4. PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 7.2 (subject to claims under Company Indemnity) or 7.3 (subject to claims under Third Party Indemnity) of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding referred to in Section 7.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) If any Proceeding referred to in Section 7.4(a) is brought against Buyer or any Indemnified Person, Seller hereby consents to the non-exclusive jurisdiction of any court in which such Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Seller with respect to such a claim anywhere in the world.

7.5 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought, subject to claims under the Company Indemnity, the Basket and the Cap, and the Seller Third Party Indemnity.

8.	GENERAL PROVISIONS

8.1. EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

8.2. PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which Persons having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

8.3. CONFIDENTIALITY

(a) Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, members, managers, managing members, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company any information furnished by another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b) If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer's request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

8.4. NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:
Gryphon Gold Corporation
5490 Longley Lane
Reno, NV 89511
Facsimile No.: 775-552-8511
Attention: John Key, Chief Executive Officer

Buyer:
Fronteer Development (USA) Inc.
Suite 1650
1055 West Hastings Street
Vancouver, BC
Canada V6E 2E9
Facsimile No.: 604 632 4678
Attention: John Dorward, Vice President, Business Development

8.5 JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Nevada, County of Washoe, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8.6 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

8.7. WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.8. ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the LOI) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

8.9. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

8.10. SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.11. SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

8.12. TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.13. GOVERNING LAW

This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

8.14. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Fronteer Development (USA) Inc.

By:
Printed:
Title:

Gryphon Gold Corporation

John Key, Chief Executive Officer

Schedule 3.2
Seller’s Consents
Company’s Consents

Schedule 3.3
Shares and Warrants

Schedule 3.6
Company’s Assets

Schedule 3.7
Company’s Accounts Receivable

Schedule 3.8
Company’s Liabilities or Obligations

Schedule 3.11(a)
Legal Requirements

Schedule 3.11(b)
Governmental Authorizations

Schedule 3.14
Applicable Contracts

Schedule 4.2
Buyer’s Consents

Exhibit 2.4(a)(ii)
Seller's Release

Exhibit 2.4(b)(ii)
Baughman Note Extinguishment and Release

Exhibit 5.4(a)
Opinion of Seller’s counsel